Exhibit 99.1
Harris Corporation Net Income Increases 25%;
Non-GAAP Net Income Increases 63% and Revenue Grows 13%
Company Raises Fiscal 2006 Earnings Guidance
MELBOURNE, Florida, October 26, 2005 — Harris Corporation (NYSE:HRS) today announced significant increases in revenue, net income, and operating cash flow in the first quarter of fiscal year 2006. Revenue in the first quarter increased 13 percent to $760 million. GAAP net income for the first quarter of fiscal year 2006 was $50.3 million, and earnings were $.36 per diluted share. Non-GAAP net income was $65.4 million, and non-GAAP earnings were $.47 per diluted share, excluding a $15.1 million after-tax charge associated with previously announced cost-reduction actions and inventory write-downs in the company’s Broadcast Communications segment. Prior-year net income for the first quarter was $40.1 million, and earnings were $.29 per diluted share. Cash flow from operations was $83 million, versus $9 million during the prior-year quarter. (Please refer to Tables 5 and 6 for the reconciliation of GAAP to non-GAAP financial measures.)
The company also increased non-GAAP earnings guidance for fiscal year 2006 from the previous range of $1.80 to $1.90 per diluted share, provided on July 27, 2005, to a current range of $2.00 to $2.10 per diluted share. Earnings guidance for the company excludes charges associated with cost-reduction actions in the Broadcast Communications segment and costs related to the acquisition of Leitch Technology. Revenue growth for the total company in fiscal year 2006 is expected to be in the range of 13 — 15 percent above fiscal year 2005.
“Harris had another quarter of outstanding earnings growth, and we expect positive momentum from all four of our operating segments,” said Howard L. Lance, chairman, president, and chief executive officer. “Our Government Communications Systems segment continued to expand margins as a result of higher award fees on cost-plus programs and a favorable mix of fixed-price production programs, including our wireless products. In our RF Communications segment, strong domestic and international demand for tactical radio systems continued to drive significant revenue and income growth. During the quarter, we received the first order for our new Falcon® III multiband handheld radio, and we expect this product line to significantly increase our addressable market for tactical radios going forward.
“In our Microwave Communications segment, expanding sales of the new TRuepoint™ radio product line and improving global wireless telecom markets drove increases in orders, sales, and profit for the quarter. Improvement in our Broadcast Communications segment results reflected the contribution of the Software Systems business unit, which was acquired in fiscal 2005. Subsequent to the close of the first quarter, Harris completed the acquisition of Leitch Technology, further expanding our product portfolio and leadership position in the broadcast industry.”
Government Communications Systems
Revenue in the Government Communications Systems segment was $432.5 million in the first quarter, compared to $432.2 million in the year-ago quarter. Operating income increased 18 percent to $53.4 million, driven by continued excellent program performance and a higher mix of fixed-price production programs, including our wireless products for the intelligence community.
The prior-year quarter benefited from $31 million in revenue from the Iraqi Media Network (IMN) program, a short-term contract. The 15-month IMN program was concluded in the fourth quarter of fiscal 2005, with $117 million in total revenue. Programs that contributed to revenue growth in the quarter included the $1 billion 10-year Patriot technical services program for the National Reconnaissance Office; the three-year potential $77 million RADIC program with the National Security Agency (NSA) to develop new software systems for its analysts; the FAB-T satellite communications program for U.S. Air Force strategic aircraft; the Aerial Common Sensor program for the U.S. Army; and the FAA Telecommunications Infrastructure (FTI) program.
New program wins during the first quarter included a contract with Loral Space and Communications to design and construct four unfurlable mesh reflectors for commercial satellites; a contract expansion of the FTI program; a $17 million contract with the U.S. Air Force for anti-jam GPS technology for munitions; and a $16 million contract with the U.S. Army for large aperture multiband deployable antennas.

RF Communications
Revenue in the RF Communications segment was $170.9 million, a 51 percent increase compared to the year-ago quarter. Revenue and orders grew significantly in both domestic and international markets. Operating income in the quarter was $58.1 million, representing an 84 percent increase compared to the prior-year quarter. Gross margin increases, resulting from higher sales volume and manufacturing efficiencies, afforded the segment a continuing high level of R&D spending for new products.
Demand for Harris tactical radios remained strong at the U.S. Army, Air Force, and Marine Corps, as well as the Reserves and National Guard. Government spending priorities continued to be focused on improving tactical communications for force modernization and force restructuring initiatives. International demand is being driven by similar modernization programs and on-going demand for interoperable communications among coalition forces. Major international orders in the quarter included contracts with Chile, the Netherlands, and the United Kingdom.
During the quarter, Harris was awarded its first Falcon III radio order — a $38 million contract from the U.S. Army to deliver more than 1,300 AN/PRC-152(C) Multiband Handheld Radio and Vehicular Adapter Amplifier systems. These Falcon III systems will provide interoperability with key legacy waveforms, including SINCGARS, and are configured to accommodate vehicle-mounted functionality while providing portability for quick-dismount scenarios. The Harris Falcon III is the first radio certified by the NSA to implement the Software Communications Architecture (SCA) developed for the Joint Tactical Radio System (JTRS) program.
Following the close of the quarter, Harris received a $67 million order for its AN/PRC-117F(C) multiband tactical radios as part of a multi-year potential $205 million contract with the U.S. Marine Corps.
Microwave Communications
Revenue in the Microwave Communications segment increased 9 percent to $75.3 million, compared to $69.4 million in the prior-year quarter. Sales growth was driven by strength in the domestic market. Orders in the quarter increased 18 percent and were greater than sales, showing strong growth in both domestic and international markets. Operating income was $3.0 million, compared to $0.9 million in the year-ago quarter.

North American sales and orders continued to be strong in the first quarter, reflecting increased demand from mobile carriers as well as from private networks. The increase in domestic mobile carrier orders is an early indication of a rise in network capital spending following recent market consolidations. International orders continued to be strong in the Middle East and Africa, and orders improved in Latin America and Asia.
Sales for new TRuepoint™ microwave radios continued to accelerate, and orders in the quarter were greater than sales. All major frequencies and capacities for the TRuepoint 4000 and 5000 radios have now been released to production. During the next few months, efforts will be focused on volume ramp-up, cost reductions, and feature enhancement activities. To date, TRuepoint has been installed in more than 45 countries around the world.
Broadcast Communications
Revenue in the Broadcast Communications segment was $87.7 million, compared to $67.4 million in the prior-year quarter. The segment had a GAAP operating loss in the quarter of $12.0 million, including charges of $18.0 million for cost-reduction actions. Non-GAAP operating income for the segment, excluding the charges, was $6.0 million for the quarter. This compares to $2.3 million in operating income in the year-ago quarter.
The prior-year quarter benefited from $10 million in revenue from the Iraqi Media Network program. Revenue in the first quarter included results from the recent acquisition in the Software Systems business unit. Sales increased for U.S. HD Radio™ transmission equipment and U.S. digital television (HDTV) transmission equipment. In the international arena, however, weak market conditions for international analog TV and radio broadcast equipment persisted.
Orders during the quarter from new customers included high-definition software systems for SkyPerfect, a Japanese provider of digital broadcast solutions, and for Antena 3, a national TV and radio network in Spain. Other major orders in the quarter included digital transmission and networking equipment for TV Azteca in Mexico; digital transmitters for multiple stations in the Southeast operated by Media General; and digital systems compliant with European standards for Swisscom Broadcast, a leading broadcast infrastructure provider in Switzerland. Orders for the segment’s high-definition radio transmission systems continued to expand in the quarter, driven by the continuing rollout of HD Radio in the U.S. market.
During the quarter, the company recorded an $18 million charge as part of previously announced actions to improve profitability amid ongoing international market weakness. Total charges are now expected to be $30 million in fiscal 2006, with most of the remaining charges to be taken in the second quarter. The previously announced cost-reduction actions include closing the Huntingdon, UK, facility; relocating manufacturing of European-standard transmission products to the Quincy, Illinois, facility; outsourcing manufacturing of radio consoles and related products from the Mason, Ohio, facility; and headcount reductions from further integration within the company’s Software Systems business unit. Savings associated with the actions are expected to yield a two-year payback.
On October 25, 2005, Harris completed the acquisition of Leitch Technology Corporation, a global leader in high-performance video systems for the television broadcast industry. The acquisition considerably broadens the Harris product portfolio and further expands the company’s presence in fast-growing digital market segments. Harris expects the transaction to be neutral to fiscal year 2006 earnings per share, excluding the impact of acquisition related in-process R&D write-offs and one-time integration costs estimated at a range from $8 – $10 million. In fiscal year 2007, the transaction is expected to be accretive by $.06 per share.
Outlook
“Our increased guidance for fiscal year 2006 reflects our growing optimism for strong earnings growth, and we expect each of our business segments to be significant contributors to that growth,” Lance said. “Cash flow from operations was excellent in the first quarter and will continue to be strong for the full year. The sales opportunity pipeline in our RF Communications segment is robust and growing. Operating margins have expanded in our Government Communications Systems segment, and their opportunity pipeline also remains solid. In both of our commercial businesses, the combination of new products, recent acquisitions, and ongoing attention to costs will continue to improve profitability.”

Harris will host a conference call today at 5:00 p.m., Eastern Time, to discuss the above items. Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2625, access code: 3541709. The conference call also will be broadcast live via the Internet at http://www.harris.com. A replay of the teleconference will be available beginning at 8:00 p.m., Eastern Time, and will run until midnight, Eastern Time, on Wednesday, November 2. To access the replay, please call (719) 457-0820, access code: 3541709. A recording of the call will also be available on Harris’ website beginning at 7:00 p.m., Eastern Time on October 26.
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. With headquarters in Melbourne, Florida, the company has annual sales of over $3 billion and has 12,600 employees — including 5,500 engineers and scientists — dedicated to the development of best-in-class assured communications™ products, systems, and services. The company’s operating divisions serve markets for government communications, RF communications, broadcast communications, and microwave communications. Additional information about Harris Corporation is available at www.harris.com.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including fiscal 2006 earnings-per-share guidance excluding the impact of any facility shutdown, relocation expenses, severance costs, and other charges associated with the cost-reduction items in our Broadcast Communications segment; and the acquisition-related costs associated with our Leitch acquisition. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to better understand the company’s performance. In addition, the company may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2006, the potential value of contract awards and potential contract awards, savings from cost-reduction actions and statements regarding outlook, including expected revenue growth. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the

U.S. government for a significant portion of our revenues, and the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; the potential impact of hurricanes on our operations in Florida and the potential impact of earthquakes on our operations in California; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Attachments: Financial Statements (six tables).
HD Radio™ is a trademark of iBiquity Digital Corporation.
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Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY’06 First Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended
	September 30,	October 1,
	2005	2004
	(in millions, except per share amounts)
Revenue from product sales and services	$759.7	$669.4

Cost of product sales and services	(534.8)	(504.1)
Engineering, selling and administrative expenses	(141.5)	(101.0)
Non-operating loss	(0.6)	(1.7)
Interest income	3.2	2.3
Interest expense	(6.4)	(6.0)

Income before income taxes	79.6	58.9
Income taxes	(29.3)	(18.8)

Net income	$50.3	$40.1

Net Income Per Common Share
Basic	$.38	$.30
Diluted	$.36	$.29
Cash dividends paid per common share	$.08	$.06
Average basic shares outstanding	132.5	132.5
Average diluted shares outstanding	141.1	140.8

Table 2
HARRIS CORPORATION
FY’06 First Quarter Summary
BUSINESS SEGMENT INFORMATION

	Quarter Ended
	September 30,	October 1,
	2005	2004
	(in millions)
Revenue
Government Communications Systems	$432.5	$432.2
RF Communications	170.9	113.3
Microwave Communications	75.3	69.4
Broadcast Communications	87.7	67.4
Corporate eliminations	(6.7)	(12.9)

	$759.7	$669.4

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$53.4	$45.1
RF Communications	58.1	31.5
Microwave Communications	3.0	0.9
Broadcast Communications	(12.0)	2.3
Headquarters expense	(15.5)	(13.8)
Corporate eliminations	(3.6)	(1.7)
Non-operating loss	(0.6)	(1.7)
Net interest	(3.2)	(3.7)

	$79.6	$58.9

Table 3
HARRIS CORPORATION
FY’06 First Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Quarter Ended
	September 30,	October 1,
	2005	2004
	(in millions)
Operating Activities
Net income	$50.3	$40.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20.2	14.7
Non-current deferred income tax	0.3	1.5
Loss on the sale of securities available-for-sale	—	0.1
(Increase) decrease in:
Accounts and notes receivable	38.0	7.6
Unbilled costs and inventories	(31.7)	(3.0)
Increase (decrease) in:
Accounts payable and accrued expenses	(33.5)	(59.1)
Advance payments and unearned income	2.2	(11.8)
Income taxes	24.4	11.3
Other	13.2	7.8

Net cash provided by operating activities	83.4	9.2

Investing Activities
Cash paid for acquisition of businesses	—	(63.6)
Additions of plant and equipment	(14.6)	(17.7)
Additions of capitalized software	(9.4)	(4.7)
Proceeds from the sale of securities available-for-sale	—	0.5

Net cash used in investing activities	(24.0)	(85.5)

Financing Activities
Proceeds from borrowings	309.1	6.7
Repayment of borrowings	(14.9)	(10.6)
Proceeds from exercise of employee stock options	13.6	8.5
Repurchase of common stock	(6.0)	—
Cash dividends	(10.6)	(8.0)

Net cash provided by (used in) financing activities	291.2	(3.4)

Effect of exchange rate changes on cash and cash equivalents	0.9	0.5

Net increase (decrease) in cash and cash equivalents	351.5	(79.2)
Cash and cash equivalents, beginning of year	377.6	627.5

Cash and cash equivalents, end of quarter	$729.1	$548.3

Table 4
HARRIS CORPORATION
FY’06 First Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

	September 30,	July 1,
	2005	2005
	(in millions)
Assets
Cash and cash equivalents	$729.1	$377.6
Receivables	458.3	494.0
Unbilled costs and accrued earnings	141.1	119.7
Inventories	240.5	230.3
Current deferred income taxes	96.9	96.0
Plant and equipment	306.4	307.8
Goodwill	569.5	569.9
Identifiable intangible assets	98.2	99.1
Non-current notes receivable	11.4	13.6
Other assets	155.1	149.4

	$2,806.5	$2,457.4

Liabilities and Shareholders’ Equity
Short-term debt	$3.8	$4.2
Accounts payable and accrued expenses	408.4	441.9
Advance payments and unearned income	141.2	139.0
Income taxes payable	30.8	5.1
Non-current deferred income taxes	27.1	26.7
Long-term debt	700.0	401.4
Shareholders’ equity	1,495.2	1,439.1

	$2,806.5	$2,457.4

HARRIS CORPORATION
FY’06 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide additional measures of segments’ operating income (loss), net income, and net income per diluted share adjusted to exclude certain costs, expenses, and losses. Harris management believes that these non-GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. Management also believes that these non-GAAP measures enhance the ability of an investor to analyze trends in Harris’ business and to better understand our performance. In addition, the Company may utilize non-GAAP financial measures as a guide in its budgeting and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY’06 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Consolidated Statement Of Income

	Quarter Ended			Quarter Ended
	September 30, 2005			October 1, 2004
	As		Non-	As		Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP
	(in millions, except per share amounts)
Revenue from product sales and services	$759.7	$—	$759.7	$669.4	$—	$669.4
Cost of product sales and services (A)	(534.8)	11.3	(523.5)	(504.1)	—	(504.1)
Engineering, selling and administrative expenses (B)	(141.5)	6.7	(134.8)	(101.0)	—	(101.0)
Non-operating loss	(0.6)	—	(0.6)	(1.7)	—	(1.7)
Interest income	3.2	—	3.2	2.3	—	2.3
Interest expense	(6.4)	—	(6.4)	(6.0)	—	(6.0)

Income before income taxes	79.6	18.0	97.6	58.9	—	58.9
Income taxes	(29.3)	(2.9)	(32.2)	(18.8)	—	(18.8)

Net income	$50.3	$15.1	$65.4	$40.1	$—	$40.1

Net income per diluted common share	$.36	$.11	$.47	$.29	$—	$.29

Table 6
HARRIS CORPORATION
FY’06 First Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BUSINESS SEGMENT INFORMATION

	Quarter Ended			Quarter Ended
	September 30, 2005			October 1, 2004
	As		Non-	As		Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP
	(in millions)
Revenue
Government Communications Systems	$432.5	$—	$432.5	$432.2	$—	$432.2
RF Communications	170.9	—	170.9	113.3	—	113.3
Microwave Communications	75.3	—	75.3	69.4	—	69.4
Broadcast Communications	87.7	—	87.7	67.4	—	67.4
Corporate eliminations	(6.7)	—	(6.7)	(12.9)	—	(12.9)

	$759.7	$—	$759.7	$669.4	$—	$669.4

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$53.4	$—	$53.4	$45.1	$—	$45.1
RF Communications	58.1	—	58.1	31.5	—	31.5
Microwave Communications	3.0	—	3.0	0.9	—	0.9
Broadcast Communications (C)	(12.0)	18.0	6.0	2.3	—	2.3
Headquarters expense	(15.5)	—	(15.5)	(13.8)	—	(13.8)
Corporate eliminations	(3.6)	—	(3.6)	(1.7)	—	(1.7)
Non-operating income (loss)	(0.6)	—	(0.6)	(1.7)	—	(1.7)
Net interest	(3.2)	—	(3.2)	(3.7)	—	(3.7)

	$79.6	$18.0	$97.6	$58.9	$—	$58.9

HARRIS CORPORATION
FY’06 First Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP MEASUREMENTS
Notes to tables 5 and 6:
Note A – Adjustments to cost of product sales and services for the quarter relate to inventory write-downs associated with previously announced cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity in the Broadcast Communications segment.
Note B – Adjustments to engineering, selling and administrative expenses for the quarter relate to severance and other costs associated with previously announced cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity in the Broadcast Communications segment.
Note C – Adjustments to Broadcast Communications segment operating income (loss) for the quarter are due to severance, inventory write downs and other costs associated with previously announced cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity.
As noted in the release, the company raised its fiscal 2006 earnings guidance to a range of $2.00 to $2.10 per diluted share, excluding the impact of any facility shutdown, relocation expenses, severance costs and other charges associated with the previously announced cost reduction actions in our Broadcast Communications segment and costs associated with our acquisition of Leitch. On a GAAP basis including such costs, the earnings guidance for fiscal 2006 is $1.77 to $1.87.